CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 21, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Report to Shareholders of Legg Mason Capital Management American Leading Companies Trust (a series of Legg Mason Investors Trust, Inc.) and the October 31, 2009 Annual Report to Shareholders of Legg Mason Capital Management Value Trust, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Highlights of Legg Mason Capital Management Value Trust”, “Financial Statements and Other Incorporated Documents”, and “Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

November 19, 2010